EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/09/10	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S REPORTS GLOBAL COMPARABLE SALES
 INCREASE FOR JANUARY

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 2.6% in January.  Performance by segment was as follows:

•	U.S. down 0.7%
•	Europe up 4.3%
•	Asia/Pacific, Middle East and Africa up 4.3%

    “McDonald’s continues to deliver great tasting, high quality food at an outstanding value to the growing number of customers we serve around the world every day,” said Chief Executive Officer Jim Skinner.  “As we raise the bar on our menu, convenience and value offerings, I am confident that we will exceed our customers’ expectations again in 2010.”
    U.S. comparable sales were down slightly in January, still outpacing the overall quick-service restaurant industry.  McDonald’s U.S. continued to satisfy customers’ appetite for value, variety and convenience with appealing new additions – the compelling Breakfast Dollar Menu, the portable Mac Snack Wrap and free Wi-Fi.
    In Europe, comparable sales rose 4.3% for the month fueled by France, the U.K. and many other markets, partly offset by Germany.  Throughout Europe, affordable menu choices, seasonal and fourth tier menu options and a contemporary restaurant environment make McDonald’s an easy choice for customers.
    January comparable sales in Asia/Pacific, Middle East and Africa (APMEA) were up 4.3% led by performance in Japan and Australia, partly offset by a difficult comparison in China and other markets due to the timing of Chinese New Year.  Everyday affordability, core menu favorites, breakfast and convenience initiatives continue to differentiate the McDonald’s experience in APMEA.
    Systemwide sales rose 9.1%, or 4.3% in constant currencies, for the month.

    Recently, McDonald’s Japan (a 50%-owned affiliate) announced plans to close approximately 430 restaurants over the next 12-18 months in conjunction with the strategic review of the market’s real estate portfolio. These actions are designed to enhance the customer experience, overall profitability and returns of the market.  As a result of these closures, McDonald’s Corporation expects to record after tax impairment charges totaling approximately $40 million to $50 million, primarily in the first half of the year.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended January 31,	2010	2009	Reported	Currency
McDonald's Corporation	2.6	7.1	9.1	4.3
Major Segments:
U.S.	(0.7)	5.4	(0.1)	(0.1)
Europe	4.3	7.1	15.5	6.7
APMEA*	4.3	10.2	15.2	7.2
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In January 2010, this calendar shift/trading day adjustment consisted of one less Thursday and one more Sunday compared with January 2009.  The resulting adjustment varied by area of the world, ranging from approximately -0.4% to 1.0%.  In addition, the timing of holidays can impact comparable sales.

Upcoming Communication

    McDonald’s tentatively plans to release February sales on March 8, 2010.

    McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements

    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

# # #